Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of June 17, 2024 (the “Effective Date”), by and between Autonomix Medical, Inc., a Delaware corporation (the “Company”) having its principal place of business at 21 Waterway Avenue, The Woodlands, Texas 77380, and Lori H. Bisson (“Executive”, and the Company and the Executive collectively referred to herein as the “Parties”) having her office at such location of her choosing.

WITNESSETH:

WHEREAS, the Company desires to continue with Executive’s services and to continue to employ her as the Company’s Executive Vice Chair and Strategic Adviser to the Chief Executive Officer (“Vice Chair”) and the Executive wishing to continue her employment, hereby waiving any right to severance or other compensation, except as set forth herein, under her prior agreement with the Company, commencing June 17, 2024, and the Parties desire to enter into this Agreement embodying the terms of such employment;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the Parties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.	Title and Job Duties.

(a)         Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive as Vice Chair. Executive’s duties shall include advising the CEO, CBO and CFO on matters relating to financing strategy, SEC reporting matters, strategic partnerships, corporate planning and other duties as assigned by the Board from time to time. Executive shall report directly to the Board of Directors of the Company (the “Board”).

(b)         Executive accepts such employment and agrees, during the term of her employment, to devote her business and professional time and energy to the Company and agrees faithfully to perform her duties and responsibilities in an efficient, trustworthy and business-like manner. Executive also agrees that the Board shall determine from time to time such other duties as may be assigned to her. Executive agrees to carry out and abide by such directions of the Board.

(c)         Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Company, render services of a business or commercial nature on her own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during her employment hereunder; provided, however, the Company hereby approves of the Executive’s limited activities, which shall not interfere with Executive’s ability to perform hereunder, in consulting roles as they exist on the Effective Date. The foregoing limitation shall not apply to Executive’s involvement in associations, charities and service on another entity’s board of directors, provided such involvement does not interfere with Executives responsibilities (and as it pertains to any service on another entity’s board of directors, provided such action is preapproved by the Company).

2.	Salary and Additional Compensation.

(a)        Base Salary. The Company shall pay to Executive an annual base salary (“Base Salary”) of $150,000 in accordance with the Company’s normal payroll procedures. The Compensation Committee shall review the Executive’s Base Salary no less than annually and may increase (but not decrease) such Base Salary during the term of this Agreement.

(b)       Annual Bonus. Commencing with the year ending March 31, 2025, Executive will be entitled to receive an annual cash bonus (the “Annual Bonus”), payable with respect to each compensation year of the Term subsequent to the issuance of the Company’s final audited financial statements for such year. The target Annual Bonus for the year ending March 31, 2025 will be 50% of Base Salary. The final determination on the amount, if any, of the Annual Bonus will be made by, and in the sole discretion of the Compensation Committee of the Board of Directors of the Company (the “Board”) (or the Board, if such committee has not been established or has been dissolved), based on criteria established by the Compensation Committee of the Board (or the Board, if such committee has not been established or has been dissolved). For the compensation year (the “compensation year” shall initially be the Company’s fiscal year and is subject to change by the Company) in which Executive commences employment with the Company, Executive will be entitled to receive an Annual Bonus which is prorated based on the number of days from the Effective Date until the end of the fiscal year divided by 365.

(c)         Option Grant. With respect to all options to purchase common stock issued to Executive in connection with her previous role as President and Chief Executive Officer (the “Stock Option Grants”), Executive shall continue to vest in accordance with the vesting schedule set out in the agreements related to such grants provided Executive is either employed as Vice Chair or serves as a member of the Board of Directors on such vesting date. The vesting of the Stock Option Grants shall be accelerated upon a Change in Control (as defined in the Stock Plan) or Executive’s termination of employment by the Company without Cause or by Executive with Good Reason.

(d)         Annual Option Grant. For each compensation year during the Term commencing with the March 31, 2024-2025 fiscal year, Executive will be entitled to receive an annual option grant under the Autonomix Medical, Inc. 2023 Stock Plan (the “Stock Plan”) (the "Annual Grant"), subject to the availability of shares of common stock under the Stock Plan, within ninety (90) days of the completion of such compensation year, provided Executive is employed by the Company on such date. The final determination on the amount, if any, of the Annual Grant will be made by, and in the sole discretion of, the Compensation Committee (or the Board, if such committee has not been formed or has been dissolved), based on goals and objectives approved by the Compensation Committee of the Board (or the Board, if such committee has not been formed or has been dissolved). The Annual Grant shall have a term of ten years and shall vest in four (4) equal installments on each of the succeeding four anniversary dates of the date of grant, provided Executive remains continuously employed by Company through each such vesting date. The Annual Grant shall be made pursuant to the Stock Plan and shall in all respects be subject to the terms and conditions of such plan.

(e)        Expenses. In accordance with Company policy, the Company shall reimburse Executive for all reasonable association fees, professional related expenses (certifications, licenses and continuing professional education) and business expenses properly and necessarily incurred and paid by Executive in the performance of her duties under this Agreement, including without limitation all travel expenses to and from her designated office as set forth in the opening paragraph of this Agreement, upon her presentment of detailed receipts in the form required by the Company’s policy. Notwithstanding the foregoing, all expenses must be promptly submitted for reimbursement by the Executive. In no event shall any reimbursement be paid by the Company after the end of the year following the year in which the expense is incurred by the Executive.

3.	Benefits.

(a)           Vacation and Sick Leave. Executive shall be entitled to four (4) weeks of vacation per year and six (6) days of sick leave per year, which shall accrue at a pro rata rate per pay period. Vacation must be taken in the year in which it accrues.

(b)          Health Insurance and Other Plans. Executive shall be eligible to participate in the Company’s medical, dental and other employee benefit programs, if any, that are provided by the Company for its employees at Executive’s level in accordance with the provisions of any such plans, as the same may be in effect from time to time. In recognition of the fact that the Company does not have medical or dental plans in place as of the Effective Date, the Company agrees to reimburse the Executive for her payment of medical and dental insurance premiums for coverage from her prior employer under COBRA for the lesser of three months after the Effective Date or until the Company has established medical and dental health plans.

4.          Term. The term of employment under this Agreement (the “Term) shall be for a two-year period commencing on the Effective Date (unless ending earlier pursuant to Section 5) and shall be automatically terminated at the end of such period, unless extended by mutual written agreement of the parties, unless sooner terminated as set forth below.

5.	Termination.

(a)	Termination at the Company’s Election.

(i)      For Cause. At the election of the Company, Executive’s employment may be terminated at any time for Cause (as defined below) upon written notice to Executive given pursuant to Section 12 of this Agreement. For purposes of this Agreement, “Cause” for termination shall mean that Executive: (A) pleads “guilty” or “no contest” to, or is convicted of an act which is defined as a felony under federal or state law, or is indicted or formally charged with acts involving criminal fraud or embezzlement; (B) in carrying out her duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) engages in substantiated fraud, misappropriation or embezzlement against the Company; (D) engages in any inappropriate or improper conduct that causes material harm to the reputation of the Company; or (E) materially breaches any term of this Agreement. With respect to subsection (E) of this section, to the extent such material breach may be cured, the Company shall provide Executive with written notice of the material breach and Executive shall have ten (10) days to cure such breach.

(ii)    Upon Disability, Death or Without Cause. At the election of the Company, Executive’s employment may be terminated: (A) should Executive have a physical or mental impairment that substantially limits a major life activity and Executive is unable to perform the essential functions of her job with or without reasonable accommodation (“Disability”); (B) upon Executive’s death; or (C) with ninety (90) days prior written notice, at any time without Cause for any or no reason.

(b)    Termination at Executive’s Election; Good Reason Termination. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate her employment hereunder at any time and for any reason, upon thirty (30) days’ prior written notice given pursuant to Section 12 of this Agreement (“Voluntary Resignation”), provided that upon notice of resignation, the Company may terminate Executive’s employment immediately and pay Executive thirty (30) days’ Base Salary in lieu of notice. Furthermore, the Executive may terminate this Agreement for “Good Reason,” which shall be deemed to exist: (i) if the Company’s Board of Directors or that of any successor entity of Company, fails to appoint or reappoint the Executive or removes the Executive as the Vice Chair of the Company; (ii) Executive is required to office more than 30 miles from Bellaire, Texas, or (iii) a material breach by the Company of this Agreement. Good Reason shall not exist hereunder unless the Executive provides notice in writing to the Company of the existence of a condition described above within a period not to exceed ninety (90) days of the initial existence of the condition, and with respect to subsection (ii) of this section, to the extent such material breach may be cured, the Company does not remedy the condition within thirty (30) days of receipt of such notice and Executive terminates employment for such notice within ten (10) days after such cure period has expired if the breach was curable and has not been remedied.

(c)    Termination in General. If Executive’s employment with the Company terminates for any reason, the Company will pay or provide to Executive: (i) any unpaid Salary through the date of employment termination, (ii) any unpaid Annual Bonus for the compensation year prior to the fiscal year in which the termination occurs (payable at the time the bonuses are paid to employees generally), (iii) any accrued but unused vacation or paid time off in accordance with the Company’s policy, (iv) reimbursement for any unreimbursed business expenses incurred through the termination date, to the extent reimbursable in accordance with Section 3, and (v) all other payments or benefits (if any) to which Executive is entitled under the terms of any benefit plan or arrangement.

6.	Reserved.

7.	Confidentiality Agreement.

(a)    Executive understands that during the Term she may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to patent formulations, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Executive agrees to observe all Company policies and procedures concerning such Confidential Information. Executive further agrees not to disclose or use, either during her employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that she may disclose and use such information when necessary in the performance of her duties for the Company. Executive’s obligations under this Agreement will continue with respect to Confidential Information, whether or not her employment is terminated, until such information becomes generally available from public sources through no action of Executive. Nothing herein shall prohibit Executive from (i) reporting a suspected violation of law to any governmental or regulatory agency and cooperating with such agency, or from receiving a monetary recovery for information provided to such agency, (ii) testifying truthfully under oath pursuant to subpoena or other legal process or (iii) making disclosures that are otherwise protected under applicable law or regulation. However, if Executive is required by subpoena or other legal process to disclose Confidential Information, Executive first shall notify the Company promptly upon receipt of the subpoena or other notice and allow the Company the opportunity to obtain a protective order or other appropriate remedy, unless otherwise prohibited by law.

(b)    During Executive’s employment, upon the Company’s request, or upon the termination of her employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, cell phones, tablets, hardware, software, drawings, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in Executive’s possession, custody or control.

(c)    Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by her alone or with others at any time during her employment. Executive agrees that the Company owns all such Creations, conceived or made by Executive alone or with others at any time during her employment, and Executive hereby assigns and agrees to assign to the Company all rights she has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of her employment with respect to Creations and derivatives of such Creations conceived or made during her employment with the Company. Executive understands that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on her own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (a) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities; or (b) results in any way from her work at the Company.

(d)    Executive will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or any of its Affiliated Entities or to her duties hereunder as having been made or acquired by Executive prior to her work for the Company, except for the matters, if any, described in Appendix A to this Agreement.

(e)    During the Term, if Executive incorporates into a product or process of the Company or any of its Affiliated Entities anything listed or described in Appendix A, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to grant and authorize sublicenses) to make, have made, modify, use, sell, offer to sell, import, reproduce, distribute, publish, prepare derivative works of, display, perform publicly and by means of digital audio transmission and otherwise exploit as part of or in connection with any product, process or machine.

(f)     Executive agrees to cooperate fully with the Company, both during and after her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as her agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as her agent and attorney-in-fact to execute any such papers on her behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

8.	Non-solicitation; non-competition.

(a)     Executive agrees that, during the Term and until twelve (12) months after the termination of her employment, Executive will not, directly or indirectly, including on behalf of any person, firm or other entity, employ or actively solicit for employment any employee of the Company or any of its Affiliated Entities, or anyone who was an employee of the Company or any of its Affiliated Entities within the nine (9) months prior to the termination of Executive’s employment, or induce any such employee to terminate her or her employment with the Company or any of its Affiliated Entities.

(b)    Executive further agrees that, during the Term, Executive will not, directly or indirectly, including on behalf of any person, firm or other entity, without the express written consent of an authorized representative of the Company, (i) perform services within the Territory (as defined below) for any Competing Business (as defined below), whether as an employee, consultant, agent, contractor or in any other capacity, (ii) hold office as an officer or director or like position in any Competing Business, or (iii) request any present or future customers or suppliers of the Company or any of its Affiliated Entities to curtail or cancel their business with the Company or any of its Affiliated Entities. These obligations in (a) and (b) will continue for the specified period regardless of whether the termination of Executive’s employment was voluntary or involuntary or with or without Cause or for any other reason.

(c)    “Competing Business” means any corporation, partnership or other entity or person (other than the Company) which is engaged (a) in the development, manufacture, marketing, distribution or sale of, or research directed to the development, manufacture, marketing, distribution or sale of, competing nervous system sensing or ablation products or (b) in any other business activity carried on or planned to be carried on by the Company or any of its Affiliated Entities during the Term.

(d)    “Territory” shall mean within any state or foreign jurisdiction in which the Company or any Affiliated Entities of the Company is then providing services or products or marketing its services or products (or engaged in active discussions to provide such services).

(e)    Executive agrees that in the event a court determines the length of time or the geographic area or activities prohibited under this Section 9 are too restrictive to be enforceable, the court shall reduce the scope of the restriction to the extent necessary to make the restriction enforceable. In furtherance and not in limitation of the foregoing, the Company and the Executive each intend that the covenants contained in this Section 9 shall be deemed to be a series of separate covenants, one for each and every state, territory or jurisdiction of the United States and any foreign country set forth therein. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.

9.           Representation and Warranty. The Executive hereby acknowledges and represents that she has had the opportunity to consult with legal counsel regarding her rights and obligations under this Agreement and that she fully understands the terms and conditions contained herein. Executive represents and warrants that Executive has provided the Company a true and correct copy of any agreements that purport: (a) to limit Executive’s right to be employed by the Company; (b) to prohibit Executive from engaging in any activities on behalf of the Company; or (c) to restrict Executive’s right to use or disclose any information while employed by the Company. Executive further represents and warrants that Executive will not use on the Company’s behalf any information, materials, data or documents belonging to a third party that are not generally available to the public, unless Executive has obtained written authorization to do so from the third party and provided such authorization to the Company. In the course of Executive’s employment with the Company, Executive is not to breach any obligation of confidentiality that Executive has with third parties, and Executive agrees to fulfill all such obligations during Executive’s employment with the Company. Executive further agrees not to disclose to the Company or use while working for the Company any trade secrets belonging to a third party.

10.          Injunctive Relief. Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in Sections 8 and 9 above may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure precisely damages for such injuries and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to obtain a temporary restraining order and/or injunction restraining Executive from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Sections 8 and 9 of this Agreement.

11.            Notice. Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if either personally delivered, or if sent for next-day delivery by nationally recognized overnight courier, and addressed as follows:

If to Executive, to:

Lori Bisson

If to the Company, to:

Autonomix Medical, Inc.

21 Waterway Avenue

The Woodlands, Texas 77380

Attention: Legal

With a copy to:

Cavas S. Pavri, Esq.

ArentFox Schiff LLP

1717 K Street, NW

Washington, DC 20006

12.           Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

13.           Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

14.           Indemnification. The Company shall purchase and maintain director and officer liability insurance on such terms and providing such coverage as the Board determines is appropriate from time-to-time, and the Executive shall be covered by such insurance, pursuant to the terms of the applicable plan(s) and policy(ies), to the same extent as similarly situated officers and directors of the Company. The Company shall enter into an agreement to indemnify the Executive which agreement shall survive upon termination of this Agreement for any reason.

15.          Clawback and Recoupment Policy. The Executive acknowledges and agrees that the compensation paid pursuant to this Agreement shall be subject to any reasonable clawback or recoupment policy, which the Company may put in force to comply with any regulations and exchange standards, that the Company may have in effect from time to time.

16.          Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to the conflict of laws provisions thereof. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in Harris County, Texas.

17.          Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not be or be construed as a waiver of any subsequent breach. The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any such waiver must be in writing, signed by the Party against whom such waiver is to be enforced.

18.        Assignment. This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate her rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and her personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.

19.          Prior Agreement. By executing this Agreement, Executive acknowledges and agrees that, upon execution of this Agreement, the Company and Executive are mutually agreeing to terminate the Employment Agreement between the Company and Lori Bisson dated June 30, 2023 (the “Prior Agreement”). Executive further agrees that no amounts or equity shall be owed to Executive, whether for severance or otherwise, in connection with the Prior Agreement in connection with such termination, other than compensation related to the fiscal year ended March 31, 2024 that has not been paid or issued as of the date hereof.

20.         Entire Agreement. This Agreement (together with Appendix A hereto) embodies all of the representations, warranties, covenants, understandings and agreements between the Parties relating to Executive’s employment with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Executive’s employment. This Agreement shall supersede all prior agreements, written or oral, relating to Executive’s employment. This Agreement may not be amended or modified except by a writing signed by the Parties.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date first written above.

AUTONOMIX MEDICAL, INC.

By:	/s/ Walter V. Klemp
Name:	Walter V. Klemp
Title:	Executive Chairman

Agreed to and Accepted:

/s/ Lori H. Bisson
Lori H. Bisson

Date: June 17, 2024

Appendix A

None.